Exhibit 99.1

Management Team of Diamond Resorts Provides Statement in Response to Letter from FrontFour Capital

Group LLC and ADW Capital Partners L.P.

LAS VEGAS, Nev., (October 21, 2015) – Diamond Resorts International, Inc. (NYSE:DRII), today issued the following statement from its management team in response to a letter received from FrontFour Capital Group LLC and ADW Capital Partners L.P.

“We appreciate the insights and opinions of all our shareholders, and as large shareholders ourselves, share their view that our stock is being undervalued by the market even after strong execution and eight consecutive quarters of record growth. Our priority is to continue to deliver on the strategic growth plan we have in place as we and our Board of Directors remain fully committed to increasing shareholder value. We look forward to providing the details of our third quarter 2015 financial and operational results on October 28th.”

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.

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Contact:	Erica Bartsch
Sloane & Company
Tel: 212-446-1875
ebartsch@sloanepr.com